Exhibit 99

Corporate Relations  |  77 Beale Street  |  San Francisco, CA  94105  |  1 (415) 973-5930  |  www.pgecorp.com

May 24, 2016

PG&E Corporation Names David Thomason as Vice President and Controller

San Francisco, Calif.—PG&E Corporation (NYSE: PCG) today announced the appointment of David Thomason as vice president and controller effective June 1, 2016. Thomason was also appointed vice president, chief financial officer and controller of the corporation’s subsidiary, Pacific Gas and Electric Company.

Thomason, who has held various leadership positions in Finance and Regulatory Affairs over his 15-year PG&E career, will lead PG&E’s Corporate Accounting, Capital Accounting, and Financial Forecasting and Analysis organizations. Specifically, he will oversee the company’s Securities and Exchange Commission and Federal Energy Regulatory Commission financial reporting, accounting close and consolidation, financial forecasting, and management reporting functions. Thomason will report to PG&E Corporation Senior Vice President and Chief Financial Officer Jason Wells.

“David is a proven leader with deep expertise and experience in finance and regulatory affairs, and a strong commitment to PG&E’s mission of providing safe, reliable, affordable and clean energy to our customers. He is an outstanding addition to our officer team,” said Wells.

Most recently, Thomason was senior director in Finance, where he led the team responsible for enterprise forecasting and analysis in support of the company’s integrated planning, treasury and investor relations programs.

Thomason joined PG&E in 2001. A Certified Public Accountant in California and Oregon, he previously served as a senior accountant at Arthur Andersen. Thomason is a graduate of the University of Oregon, where he earned a bachelor’s degree in accounting, and the University of California, Berkeley, where he earned an MBA.

About PG&E Corporation

PG&E Corporation (NYSE: PCG) is a Fortune 200 energy-based holding company, headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, California's largest investor-owned utility. PG&E serves 16 million Californians across a 70,000-square-mile service area in Northern and Central California. For more information, visit www.pgecorp.com.

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